CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Annual Report (Form 10-K), Registration Statement No. 333-148866 on Form S-8, and Registration Statement No. 333-142684 on Form F-3 of our report (which audit report expresses an unqualified report and includes an explanatory paragraph referring to our consideration of internal control over financial reporting) dated March 25, 2009 on the consolidated financial statements of Zi Corporation included in the 2008 annual report to shareholders of Zi Corporation for the year ended December 31, 2008.

Calgary, Canada	/s/ Ernst & Young LLP
April 1, 2009	Chartered Accountants